Exhibit 99.1

Contact:
Ian Frazer
Investor Relations
Lennar Corporation
(305) 485-4129
FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal 2023 Results
2023 Fourth Quarter Highlights
•Net earnings per diluted share of $4.82
◦$5.17, excluding mark-to-market losses on technology investments and other one-time items (collectively, "adjustments")
•Net earnings of $1.4 billion ($1.5 billion excluding adjustments)
•New orders increased 32% to 17,366 homes; new orders dollar value increased 32% to $7.3 billion
•Backlog of 14,892 homes with a dollar value of $6.6 billion
•Deliveries increased 19% to 23,795 homes
•Total revenues of $11.0 billion
•Homebuilding operating earnings of $1.9 billion
◦Gross margin on home sales of 24.2%
◦S,G&A expenses as a % of revenues from home sales of 6.6%
◦Net margin on home sales of 17.6%
•Financial Services operating earnings of $168 million
•Multifamily operating loss of $12 million
•Lennar Other operating loss of $125 million
•Homebuilding cash and cash equivalents of $6.3 billion
•Years supply of owned homesites of 1.4 years and controlled homesites of 76%
•No outstanding borrowings under the Company's $2.6 billion revolving credit facility
•Homebuilding debt to total capital improved to 9.6%
•Redeemed $378 million of 4.875% senior notes due December 2023
•Repurchased $110 million aggregate principal amount of senior notes due in April 2024 and November 2027
•Repurchased 3 million shares of Lennar common stock for $337 million
2023 Fiscal Year Highlights
•Net earnings per diluted share of $13.73 ($14.25 excluding adjustments)
•Net earnings of $3.9 billion ($4.1 billion excluding adjustments)
•New orders increased 13% to 69,111 homes
•Deliveries increased 10% to 73,087 homes
•Total revenues of $34.2 billion
•Gross margin on home sales of 23.3%; net margin of 16.4%
•Repurchased 10 million shares of Lennar common stock for $1.1 billion
•Redeemed/repurchased $1.1 billion of senior notes
•Homebuilding return on inventory of 29.4%
(more)

2-2-2
Miami, December 14, 2023 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2023. Fourth quarter net earnings attributable to Lennar in 2023 were $1.4 billion, or $4.82 per diluted share, compared to $1.3 billion, or $4.55 per diluted share in the fourth quarter of 2022. Excluding mark-to-market losses on technology investments and other one-time items, fourth quarter net earnings attributable to Lennar in 2023 were $1.5 billion, or $5.17 per diluted share, compared to fourth quarter net earnings attributable to Lennar in 2022 of $1.5 billion, or $5.02 per diluted share. Net earnings attributable to Lennar for the year ended November 30, 2023 were $3.9 billion, or $13.73 per diluted share, compared to $4.6 billion, or $15.72 per diluted share for the year ended November 30, 2022.
Stuart Miller, Executive Chairman and Co-Chief Executive Officer of Lennar, said, "We are pleased to report another strong quarter and year end, against the backdrop of evolving, though constructive, market conditions. During our fourth quarter, the economic environment shifted as interest rates rose for most of the quarter, and then subsided. Higher interest rates tested homebuyer sentiment, although purchasers remained responsive to incentives that enabled affordability. The well documented production deficit and chronic supply shortage continued to result in housing demand outweighing short supply. These conditions remained constructive for our overall operating strategy of focusing on production and sales pace over price, generating strong cash flow, increasing returns on equity and assets, and driving a strong bottom line."
"Earnings were $1.4 billion, or $4.82 per diluted share, compared to $1.3 billion, or $4.55 per diluted share last year. We delivered 23,795 homes in our fourth quarter, a 19% increase year over year, and our new orders were 17,366, up 32%, year over year, driven by our operating strategy of maintaining production pace in lock step with sales pace, using pricing and margin as a shock absorber. Accordingly, our homebuilding gross margin in the fourth quarter was 24.2%, reflecting the pressure from higher interest rates, and our average sales price, net of incentives, per home delivered was $441,000 in the fourth quarter, compared to almost $500,000 last year while Homebuilding S,G&A expenses were 6.6%, generating a 17.6% net margin."
"Driven by this quarter’s and year’s strong operating performance, we continued to strengthen and fortify our balance sheet and our future. During the quarter, we repaid $488 million of debt and repurchased $337 million of our common stock, ending the quarter with homebuilding debt to total capital of 9.6%, the lowest in our history, no borrowings on our $2.6 billion revolver and cash of $6.3 billion. With cash on hand exceeding our debt, and with overall liquidity of $8.9 billion, our balance sheet has never been in a stronger position."
Jon Jaffe, Co-Chief Executive Officer and President of Lennar, said, "Operationally, our starts in the fourth quarter were 18,378, up 43% year over year, our new orders were 17,366, up 32%, and our deliveries of 23,795 were up 19%. We are clearly moving closer to an even flow operating model as we are now expecting approximately 18,500 starts, 18,000 new orders, and 17,000 deliveries in the first quarter of 2024. We expect more consistent results through the year as our cycle time is normalizing and was down 24% year over year as the improving supply chain and labor market positively impacted our production times and our inventory turn improved to 1.5 times reflecting broader efficiencies. Concurrently, the Lennar Machine continued to carefully match sales

3-3-3
pace using our digital marketing and dynamic pricing models to keep production pace and sales pace closely matched."
"During the quarter, we continued the execution of our land light strategy. This was evidenced by our years supply of owned homesites improving to 1.4 years from 1.9 years and our controlled homesite percentage increasing to 76% from 69% year over year. These results drove our return on inventory to 29.4%."
Mr. Miller concluded, "Even as the economic and interest rate environment has shifted from more restrictive to more constructive, we have remained vigilant and focused on a consistent even flow operating strategy. This strategy has positioned us particularly well as interest rates now seem more likely to moderate in 2024. We expect our strong land position and community count, along with our pace over price sales strategy, will allow us to aim for a year over year delivery growth rate of 10% in 2024. Accordingly, we expect to deliver approximately 80,000 homes for the year, with 16,500 to 17,000 homes at a gross margin of between 21.0% to 21.25% in the first quarter of 2024. We will not guide full year margin at this time, as the interest rate environment is rapidly evolving. With strengthening prospects for future performance, we will continue to drive strong cash flow to further fortify our balance sheet with significant liquidity, and will allocate capital to reduce debt as it comes due, and increase our share repurchase target to $2 billion in 2024."
RESULTS OF OPERATIONS
THREE MONTHS ENDED NOVEMBER 30, 2023 COMPARED TO
THREE MONTHS ENDED NOVEMBER 30, 2022
Homebuilding
Revenues from home sales increased 8% in the fourth quarter of 2023 to $10.4 billion from $9.7 billion in the fourth quarter of 2022. Revenues were higher primarily due to a 19% increase in the number of home deliveries, partially offset by a 9% decrease in the average sales price of homes delivered. New home deliveries increased to 23,795 homes in the fourth quarter of 2023 from 20,064 homes in the fourth quarter of 2022. The average sales price of homes delivered was $441,000 in the fourth quarter of 2023, compared to $483,000 in the fourth quarter of 2022. The decrease in average sales price of homes delivered in the fourth quarter of 2023 compared to the same period last year was primarily due to pricing to market through an increased use of incentives and product mix.
Gross margins on home sales were $2.5 billion, or 24.2%, in the fourth quarter of 2023, compared to $2.4 billion, or 24.8%, in the fourth quarter of 2022. During the fourth quarter of 2023, gross margins decreased because of a decrease in average sales price, which was partially offset by a decrease in costs per square foot as the Company continued to focus on construction cost savings.
Selling, general and administrative expenses were $688 million in the fourth quarter of 2023, compared to $563 million in the fourth quarter of 2022. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 6.6% in the fourth quarter of 2023, from 5.8% in the fourth quarter of 2022, primarily due to an increase in the use of brokers due to current market conditions.

4-4-4
Financial Services
Operating earnings for the Financial Services segment were $168 million in the fourth quarter of 2023, compared to $125 million in the fourth quarter of 2022. The increase in operating earnings was primarily due to a higher profit per locked loan in the Company's mortgage business as a result of higher margins, and higher lock volume because of an increased capture rate and deliveries. There was also an increase in profitability from the Company's title business due to higher volume and productivity as a result of continued implementation of technology initiatives.
Other Ancillary Businesses
Operating loss for the Multifamily segment was $12 million in the fourth quarter of 2023, compared to operating earnings of $15 million in the fourth quarter of 2022. Operating loss for the Lennar Other segment was $125 million in the fourth quarter of 2023, compared to an operating loss of $106 million in the fourth quarter of 2022. The Lennar Other operating loss for the fourth quarter of 2023 was primarily due to negative mark-to-market adjustments of $36 million on the Company's publicly traded technology investments and a $65 million write-off of one of the Company’s non-public technology investments. The Lennar Other operating loss for the fourth quarter of 2022 was primarily due to negative mark-to-market adjustments of $96 million on the Company's publicly traded technology investments.
Tax Rate
For the quarter ended November 30, 2023 and 2022, the Company had a tax provision of $417 million and $415 million, which resulted in an overall effective income tax rate of 23.4% and 23.9%, respectively.
OTHER TRANSACTIONS
Debt Transactions
During the fourth quarter of 2023, the Company redeemed $378 million aggregate principal amount of its 4.875% senior notes due December 2023 at an early redemption price of 100% of the principal amount outstanding. Additionally, the Company repurchased $110 million aggregate principal amount of senior notes due in April 2024 and November 2027.
Share Repurchases
During the fourth quarter of 2023, the Company repurchased 3 million shares of its common stock for $337 million at an average per share price of $112.49.
Liquidity
At November 30, 2023, the Company had $6.3 billion of Homebuilding cash and cash equivalents and no outstanding borrowings under its $2.6 billion revolving credit facility, thereby providing $8.9 billion of available capacity.

5-5-5
Guidance
The following are the Company's expected results of its homebuilding and financial services activities:

	First Quarter 2024	Fiscal Year 2024
New Orders	17,500 - 18,000
Deliveries	16,500 - 17,000	80,000
Average Sales Price	About $420,000
Gross Margin % on Home Sales	21.0% - 21.25%
S,G&A as a % of Home Sales	8.0% - 8.2%
Financial Services Operating Earnings	$85 million - $90 million

6-6-6
About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. Lennar builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through LMF Commercial, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. LENX drives Lennar's technology, innovation and strategic investments. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the homebuilding market and other markets in which we participate. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which are expressly qualified in their entirety by this cautionary statement and speak only as of the date made. Important factors that could cause differences between anticipated and actual results include slowdowns in real estate markets in regions where we have significant Homebuilding or Multifamily development activities; decreased demand for our homes, or for Multifamily rental apartments or single family homes; the potential impact of inflation; the impact of increased cost of mortgage financing for homebuyers, increased interest rates or increased competition in the mortgage industry; supply shortages and increased costs related to construction materials, including lumber, and labor; cost increases related to real estate taxes and insurance; the effect of increased interest rates with regard to our funds' borrowings on the willingness of the funds to invest in new projects; reductions in the market value of our investments in public companies; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our inability to successfully execute our strategies and our planned spin-off of certain businesses; a decline in the value of the land and home inventories we maintain and resulting possible future writedowns of the carrying value of our real estate assets; the forfeiture of deposits related to land purchase options we decide not to exercise; the effects of public health issues such as a major epidemic or pandemic that could have a negative impact on the economy and on our businesses; possible unfavorable results in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the other risks and uncertainties described in our filings from time to time with the Securities and Exchange Commission, including those included under the captions “Risk Factors” and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in our most recent Annual Report on Form 10-K and Quarterly reports on Form 10-Q. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern Time on Friday, December 15, 2023. The call will be broadcast live on the Internet and can be accessed through the Company’s website at investors.lennar.com. If you are unable to participate in the conference call, the call will be archived at investors.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-0607 and entering 5723593 as the confirmation number.
###

7-7-7
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2023	2022	2023	2022
Revenues:
Homebuilding	$10,516,050	9,741,652	32,660,987	31,951,335
Financial Services	304,693	230,735	976,859	809,680
Multifamily	140,824	179,167	573,485	865,603
Lennar Other	6,616	22,813	22,035	44,392
Total revenues	$10,968,183	10,174,367	34,233,366	33,671,010

Homebuilding operating earnings	$1,912,639	1,823,832	5,527,707	6,777,317
Financial Services operating earnings	169,130	125,228	509,461	383,302
Multifamily operating earnings (loss)	(12,155)	14,911	(50,651)	69,493
Lennar Other operating loss	(125,414)	(105,111)	(209,788)	(734,649)
Corporate general and administrative expenses	(136,336)	(80,073)	(501,338)	(414,498)
Charitable foundation contribution	(23,795)	(20,064)	(73,087)	(66,399)
Earnings before income taxes	1,784,069	1,758,723	5,202,304	6,014,566
Provision for income taxes	(416,780)	(414,789)	(1,241,013)	(1,366,065)
Net earnings (including net earnings attributable to noncontrolling interests)	1,367,289	1,343,934	3,961,291	4,648,501
Less: Net earnings attributable to noncontrolling interests	6,002	21,490	22,780	34,376
Net earnings attributable to Lennar	$1,361,287	1,322,444	3,938,511	4,614,125

Average shares outstanding:
Basic	279,438	287,362	283,319	289,824
Diluted	279,438	287,362	283,319	289,824

Earnings per share:
Basic	$4.82	4.56	13.73	15.74
Diluted	$4.82	4.55	13.73	15.72

Supplemental information:
Interest incurred (1)	$41,434	49,970	187,640	230,839

EBIT (2):
Net earnings attributable to Lennar	$1,361,287	1,322,444	3,938,511	4,614,125
Provision for income taxes	416,780	414,789	1,241,013	1,366,065
Interest expense included in:
Costs of homes sold	69,859	80,980	240,871	293,105
Costs of land sold	156	139	1,588	498
Homebuilding other income, net	4,525	3,899	15,434	19,128
Total interest expense	74,540	85,018	257,893	312,731
EBIT	$1,852,607	1,822,251	5,437,417	6,292,921
(1)Amount represents interest incurred related to Homebuilding debt.
(2)EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

8-8-8
LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Years Ended
	November 30,		November 30,
	2023	2022	2023	2022
Homebuilding revenues:
Sales of homes	$10,442,850	9,654,320	32,459,129	31,778,885
Sales of land	63,501	79,153	109,963	143,041
Other homebuilding	9,699	8,179	91,895	29,409
Total revenues	10,516,050	9,741,652	32,660,987	31,951,335

Homebuilding costs and expenses:
Costs of homes sold	7,919,724	7,255,931	24,900,470	23,025,467
Costs of land sold	39,413	100,224	92,142	171,589
Selling, general and administrative	687,774	563,356	2,231,033	1,964,243
Total costs and expenses	8,646,911	7,919,511	27,223,645	25,161,299
Homebuilding net margins	1,869,139	1,822,141	5,437,342	6,790,036
Homebuilding equity in earnings (loss) from unconsolidated entities	9,223	(7,159)	(3,886)	(17,235)
Homebuilding other income, net	34,277	8,850	94,251	4,516
Homebuilding operating earnings	$1,912,639	1,823,832	5,527,707	6,777,317

Financial Services revenues	$304,693	230,735	976,859	809,680
Financial Services costs and expenses	135,563	105,507	467,398	426,378
Financial Services operating earnings	$169,130	125,228	509,461	383,302

Multifamily revenues	$140,824	179,167	573,485	865,603
Multifamily costs and expenses	130,589	194,609	573,658	848,931
Multifamily equity in earnings (loss) from unconsolidated entities and other income, net	(22,390)	30,353	(50,478)	52,821
Multifamily operating earnings (loss)	$(12,155)	14,911	(50,651)	69,493

Lennar Other revenues	$6,616	22,813	22,035	44,392
Lennar Other costs and expenses	8,255	8,608	27,681	32,258
Lennar Other equity in earnings (loss) from unconsolidated entities and other income (expense), net, and other gain (loss)	(87,783)	(23,196)	(153,980)	(91,689)
Lennar Other unrealized losses from technology investments (1)	(35,992)	(96,120)	(50,162)	(655,094)
Lennar Other operating loss	$(125,414)	(105,111)	(209,788)	(734,649)
(1)The following is a detail of Lennar Other unrealized losses from mark-to-market adjustments on technology investments:

	Three Months Ended		Years Ended
	November 30,		November 30,
	2023	2022	2023	2022
Blend Labs (BLND)	$230	(4,120)	(130)	(25,630)
Hippo (HIPO)	(4,277)	(27,111)	(19,210)	(222,447)
Opendoor (OPEN)	(16,697)	(46,525)	21,762	(265,276)
SmartRent (SMRT)	(2,305)	(6,746)	5,914	(78,177)
Sonder (SOND)	(151)	(39)	(700)	(2,339)
Sunnova (NOVA)	(12,792)	(11,579)	(57,798)	(61,225)
	$(35,992)	(96,120)	(50,162)	(655,094)

9-9-9
LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Alabama, Florida, New Jersey, Pennsylvania and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, North Carolina, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Idaho, Nevada, Oregon, Utah and Washington
Other: Urban divisions

	For the Three Months Ended November 30,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	7,342	6,287	$3,050,123	2,832,364	$415,000	451,000
Central	5,134	4,186	2,105,376	1,874,285	410,000	448,000
Texas	5,160	3,721	1,363,557	1,174,159	264,000	316,000
West	6,145	5,864	3,976,322	3,795,099	647,000	647,000
Other	14	6	8,412	3,570	601,000	595,000
Total	23,795	20,064	$10,503,790	9,679,477	$441,000	483,000
Of the total homes delivered listed above, 139 homes with a dollar value of $61 million and an average sales price of $438,000 represent home deliveries from unconsolidated entities for the three months ended November 30, 2023, compared to 59 home deliveries with a dollar value of $25 million and an average sales price of $426,000 for the three months ended November 30, 2022.

	At November 30,		For the Three Months Ended November 30,
	2023	2022	2023	2022	2023	2022	2023	2022
New Orders:	Active Communities		Homes		Dollar Value		Average Sales Price
East	337	316	5,344	5,091	$2,154,221	2,114,576	$403,000	415,000
Central	291	313	3,278	2,299	1,314,880	937,816	401,000	408,000
Texas	246	235	4,185	2,706	1,070,282	708,833	256,000	262,000
West	384	341	4,549	3,101	2,738,131	1,770,085	602,000	571,000
Other	2	3	10	3	6,495	2,109	649,000	703,000
Total	1,260	1,208	17,366	13,200	$7,284,009	5,533,419	$419,000	419,000
Of the total new orders listed above, 69 homes with a dollar value of $36 million and an average sales price of $516,000 represent new orders in five active communities from unconsolidated entities for the three months ended November 30, 2023, compared to 78 new orders with a dollar value of $29 million and an average sales price of $373,000 in eight active communities for the three months ended November 30, 2022.

	For the Years Ended November 30,
	2023	2022	2023	2022	2023	2022
Deliveries:	Homes		Dollar Value		Average Sales Price
East	22,614	21,214	$9,719,265	9,268,940	$430,000	437,000
Central	14,461	13,152	6,127,748	5,830,587	424,000	443,000
Texas	16,591	12,993	4,692,906	4,212,223	283,000	324,000
West	19,388	19,015	12,052,131	12,513,277	622,000	658,000
Other	33	25	23,236	21,386	704,000	855,000
Total	73,087	66,399	$32,615,286	31,846,413	$446,000	480,000
Of the total homes delivered listed above, 340 homes with a dollar value of $156 million and an average sales price of $459,000 represent home deliveries from unconsolidated entities for the year ended November 30, 2023, compared to 174 home deliveries with a dollar value of $68 million and an average sales price of $388,000 for the year ended November 30, 2022.

10-10-10

	For the Years Ended November 30,
	2023	2022	2023	2022	2023	2022
New Orders:	Homes		Dollar Value		Average Sales Price
East	20,884	21,649	$8,760,877	9,516,178	$420,000	440,000
Central	13,204	12,020	5,494,319	5,351,534	416,000	445,000
Texas	15,789	11,424	4,331,763	3,596,037	274,000	315,000
West	19,199	15,990	11,897,996	10,604,593	620,000	663,000
Other	35	22	23,600	18,608	674,000	846,000
Total	69,111	61,105	$30,508,555	29,086,950	$441,000	476,000
Of the total new orders listed above, 321 homes with a dollar value of $153 million and an average sales price of $476,000 represent new orders from unconsolidated entities for the year ended November 30, 2023, compared to 261 new orders with a dollar value of $117 million and an average sales price of $447,000 for the year ended November 30, 2022.

	At November 30,
	2023	2022	2023	2022	2023	2022
Backlog:	Homes		Dollar Value		Average Sales Price
East	6,975	8,706	$2,861,937	3,820,714	$410,000	439,000
Central	2,768	4,025	1,222,002	1,855,430	441,000	461,000
Texas	1,895	2,697	475,941	837,083	251,000	310,000
West	3,251	3,440	2,072,342	2,226,477	637,000	647,000
Other	3	1	1,528	1,164	509,000	1,164,000
Total	14,892	18,869	$6,633,750	8,740,868	$445,000	463,000
Of the total homes in backlog listed above, 147 homes with a backlog dollar value of $74 million and an average sales price of $507,000 represent the backlog from unconsolidated entities at November 30, 2023, compared to 166 homes with a backlog dollar value of $78 million and an average sales price of $469,000 at November 30, 2022.

11-11-11
LENNAR CORPORATION AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(unaudited)

	November 30,
	2023	2022
ASSETS
Homebuilding:
Cash and cash equivalents	$6,273,724	4,616,124
Restricted cash	13,481	23,046
Receivables, net	887,992	673,980
Inventories:
Finished homes and construction in progress	10,455,666	11,718,507
Land and land under development	4,904,541	5,648,548
Inventory owned	15,360,207	17,367,055
Consolidated inventory not owned	2,992,528	2,331,231
Inventory owned and consolidated inventory not owned	18,352,735	19,698,286
Deposits and pre-acquisition costs on real estate	2,002,154	1,733,725
Investments in unconsolidated entities	1,143,909	1,173,164
Goodwill	3,442,359	3,442,359
Other assets	1,512,038	1,323,478
	33,628,392	32,684,162
Financial Services	3,566,546	3,254,257
Multifamily	1,381,513	1,257,337
Lennar Other	657,852	788,539
Total assets	$39,234,303	37,984,295

LIABILITIES AND EQUITY
Homebuilding:
Accounts payable	$1,631,401	1,616,128
Liabilities related to consolidated inventory not owned	2,540,894	1,967,551
Senior notes and other debts payable, net	2,816,482	4,047,294
Other liabilities	2,739,217	3,347,673
	9,727,994	10,978,646
Financial Services	2,447,039	2,353,904
Multifamily	278,177	313,484
Lennar Other	79,127	97,894
Total liabilities	12,532,337	13,743,928
Stockholders’ equity:
Preferred stock	—	—
Class A common stock of $0.10 par value	25,848	25,608
Class B common stock of $0.10 par value	3,660	3,660
Additional paid-in capital	5,570,009	5,417,796
Retained earnings	22,369,368	18,861,417
Treasury stock	(1,393,100)	(210,389)
Accumulated other comprehensive income	4,879	2,408
Total stockholders’ equity	26,580,664	24,100,500
Noncontrolling interests	121,302	139,867
Total equity	26,701,966	24,240,367
Total liabilities and equity	$39,234,303	37,984,295

12-12-12
LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	November 30,
	2023	2022
Homebuilding debt	$2,816,482	4,047,294
Stockholders' equity	26,580,664	24,100,500
Total capital	$29,397,146	28,147,794
Homebuilding debt to total capital	9.6%	14.4%

Homebuilding debt	$2,816,482	4,047,294
Less: Homebuilding cash and cash equivalents	6,273,724	4,616,124
Net homebuilding debt	$(3,457,242)	(568,830)
Net homebuilding debt to total capital (1)	(15.0)%	(2.4)%
(1)Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.